SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: Eaton Vance Insured Minnesota Municipal Bond Fund I

Address of Principal Business Office:
        The Eaton Vance Building
        255 State Street
        Boston, MA  02109

Telephone Number: (617) 482-8260

Name and address of agent for service of process:
      Alan R. Dynner
      The Eaton Vance Building
      255 State Street
      Boston, MA  02109


Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [ X ] NO [ ]

                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the ___ day of October, 2002.

                                        EATON VANCE INSURED MINNESOTA MUNICIPAL
                                        BOND FUND I


                                        By:  /s/ Thomas J. Fetter
                                             --------------------
                                                 Thomas J. Fetter
                                                 President

Attest:  /s/ Alan R. Dynner
         ------------------
             Alan R. Dynner
             Secretary